UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2019

__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420
Not Applicable
Former name or former address, if changed since last report
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, the Human Resources Committee (the “Committee”) of Trinity Industries, Inc. (the “Company”) approved (i) a form of Restricted Stock Unit Agreement (the “RSU Agreement”) and (ii) a form of Performance-Based Restricted Stock Unit Grant Agreement (the “Performance RSU Agreement”). The RSU Agreement and the Performance RSU Agreement provide for the issuance of awards under the Fourth Amended and Restated Trinity Industries 2004 Stock Option and Incentive Plan (the “Plan”).

RSU Agreement. Pursuant to the RSU Agreement, each participant is eligible to vest in and receive a number of shares of the Company’s common stock equal to the number of restricted stock units (“RSUs”) granted. Under the RSU Agreement, RSUs will be subject to time-based vesting criteria to be determined by the Committee, provided that RSUs will only vest if the participant is employed by the Company on the date of such vesting. In addition, RSUs will become 100% vested upon the earliest to occur of the following events, provided that the participant is employed by the Company on the date of such event:

•	death of the participant;

•	termination of the participant’s employment for Disability (as defined in the Plan); or

•	the consent of the Committee, in its sole discretion, to vest the remaining unvested RSUs, at any time after three years from the date of grant.

If the participant’s employment is terminated for any reason other than death or Disability, any unvested RSUs as of the date of such termination shall be forfeited. The vested RSUs will convert into shares of the Company’s common stock on or within 60-days of the date such RSUs become vested. The RSU Agreement contains restrictive covenants regarding non-disclosure of confidential information, non-competition, non-solicitation, non-recruitment, and non-disparagement.

The foregoing description of the RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the RSU Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Performance RSU Agreement. Pursuant to the Performance RSU Agreement, each participant is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0% to a percentage (determined at the time of grant) of the target number of performance-based restricted stock units (the “Performance RSUs”) granted based on the achievement of the performance goals established for a pre-established performance period (the “Performance Period”). Each vested Performance RSU converts into one share of the Company’s common stock. Except as described below, the Performance RSUs will vest on a pre-established date in the year following the end of the Performance Period (the “Performance RSU Vesting Date”), with such vesting subject to the certification by the HR Committee of the achievement of the performance goals.

In the event a participant’s employment is terminated by reason of death or Disability, a number of Performance RSUs will vest on the date of such termination of employment (the “Death/Disability Vesting Date”), based on the target number of Performance RSUs granted multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of termination of employment by reason of death or Disability, as applicable, and the denominator of which is the number of days in the Performance Period.

In the event that a participant’s employment is terminated without Cause (as defined in the Performance RSU Agreement) or for Retirement (as defined in the Plan) prior to the Performance RSU Vesting Date, the applicable Performance RSU award will vest on the Performance RSU Vesting Date based on the actual achievement of the performance goals, with the number of Performance RSUs that vest being equal to the number of Performance RSUs that would vest based on the actual achievement of the performance goals multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of termination without Cause or Retirement, as applicable, and the denominator of which is the number of days in the Performance Period.

If, prior to the vesting date, (i) a Change in Control (as defined in the Plan) occurs and (ii) the participant’s employment is terminated without Cause in connection with the Change in Control during the period commencing on the effective date of the Change in Control and ending on the earlier of (x) the vesting date, and (y) the second anniversary of the effective date of the Change in Control, then the level of performance goals will be assumed to have been met at the target level, and the participant will become vested in the Performance RSUs on the date of such change in control (the “CIC Vesting Date”), in an amount equal to the number of Performance RSUs that would vest at the target level.

The vested Performance RSUs will convert into shares of the Company’s common stock on or within 60-days of the Death/Disability Vesting Date, CIC Vesting Date, or the Performance RSU Vesting Date, as applicable. The Performance RSU Agreement contains restrictive covenants regarding non-disclosure of confidential information, non-competition, non-solicitation, non-recruitment, and non-disparagement.

The foregoing description of the Performance RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the Performance RSU Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Agreement
10.2	Form of Performance-Based Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

May 9, 2019	By:	/s/ Melendy E. Lovett
Name: Melendy E. Lovett
Title: Senior Vice President and Chief Financial Officer